Exhibit 10.1
EMPLOYMENT AGREEMENT
        This EMPLOYMENT AGREEMENT (the “Agreement”) is effective as of July 6, 2020 (the “Effective Date”), by and between Bruce W. Duncan (“Employee”) and CyrusOne Management Services LLC, a Delaware Limited Liability Company (“Employer”).
        WHEREAS, Employer wishes to employ Employee, and Employee wishes to become an employee of Employer pursuant to the terms and conditions of this Agreement;
        NOW, THEREFORE, in consideration of the above and the promises and mutual obligations of the parties contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employer and Employee agree as follows:
1. Employment. By this Agreement, Employer and Employee set forth the terms of Employer’s employment of Employee on and after the Effective Date.
2. Term of Agreement. The term of this Agreement initially shall be the period commencing on the Effective Date and ending on December 31, 2023 (the “Initial Term”); provided, however, that the term of this Agreement automatically shall be extended, on the same terms, for up to two (2) successive one-year periods (each such one-year extension, an “Extension”) (the Initial Term and each Extension, the “Term”), unless either party provides a written notice of non-renewal at least six (6) months before the then-scheduled end of the Term (a “Notice of Non-Renewal”). Notwithstanding anything in this Agreement to the contrary, the provisions of this Agreement shall survive Employee’s termination of employment hereunder to the extent necessary to enable the parties to enforce their respective rights hereunder.
3. Duties.
(a) Title/Reporting. Employee shall serve as President & Chief Executive Officer of CyrusOne Inc. (“CyrusOne”) and shall serve as the senior-most executive of the CyrusOne Group (as defined below). Employee shall report to the Board of Directors of CyrusOne (the “Board”). The Board will take such action as may be necessary to appoint or elect Employee as a member of the Board as of the Effective Date. Thereafter, unless prohibited by applicable law or listing or regulatory requirement, during the Term, the Board will nominate the Executive for reelection as a member of the Board at the expiration of the then current term.
(b) Affiliates. Employee shall furnish such managerial, executive, financial, technical and other skills, advice, and assistance in operating the CyrusOne Group as may be reasonably requested of Employee. As of the Effective Date, the “CyrusOne Group” means the Employer, CyrusOne LP, CyrusOne, and their respective subsidiaries.
(c) Duties and Responsibilities. Employee shall perform such duties, consistent with the provisions of Section 3(a), as are customarily associated with the duties of a Chief Executive Officer of a company comparable in size and nature to the CyrusOne Group, including, without limitation, service as an officer for other entities in the CyrusOne Group, and shall have authority commensurate with his titled position.
(d) Full Working Time. Employee shall devote substantially all of Employee’s business time, attention, and energies to the business of the CyrusOne Group, it being understood and agreed that Employee will use reasonable efforts to minimize any interference or conflict between any other permitted business activity and his duties and responsibilities under this Agreement, which shall be of primary importance. Employee shall travel to such places as are necessary in the performance of Employee’s duties. Throughout the Term, Employee may (i) serve on the board of directors (or comparable governing body), including any committees thereof, of not more than one for-profit public business that does not compete with the CyrusOne Group and (ii) continue to serve as a senior advisor to Kohlberg Kravis Roberts & Co. L.P. and as a director of the T. Rowe Price Mutual Funds; provided that any such service in clauses (i) and (ii), individually or in the aggregate, does not materially interfere with the performance of his duties for Employer. Employee acknowledges that he is currently a director of First Industrial Realty Trust, Inc., Marriott International, Inc. and Boston Properties, Inc. and that, in compliance with clause (i) of the immediately foregoing sentence, he shall cease such service with two of the foregoing entities, determined in Employee’s sole discretion, within sixty (60) days following the Effective Date.

(e) Location. Employee’s primary work location shall be at Employer’s Dallas, Texas headquarters office, as it may be relocated from time-to-time, subject to travel required by Employer to perform Employee’s duties.
4. Compensation.
(a) Base Salary. Employee shall receive an annual base salary (the “Base Salary”) of eight-hundred and fifty thousand dollars ($850,000) per year, payable in accordance with Employer’s regular payroll practices as then in effect, for each year during the Term, subject to proration for any partial year.
(b) Annual Bonus. In addition to the Base Salary, during the Term, Employee shall participate in the CyrusOne annual incentive bonus program, under which Employee will be eligible to receive an annual bonus on the terms set forth herein (the “Bonus”). Any Bonus for a calendar year shall be earned if Employee is employed by Employer at the end of the applicable calendar year (subject to achievement of performance goals) and shall be payable after the conclusion of the calendar year in accordance with Employer’s regular bonus payment policies, but in no event paid later than March 15th following the end of the applicable calendar year. Employee’s target opportunity level for the Bonus shall be equal to one-hundred and fifty percent (150%) of Employee’s then current Base Salary, with a threshold Bonus opportunity equal to thirty-seven and one-half percent (37.5%) of Employee’s then current Base Salary and a maximum Bonus opportunity equal to three-hundred percent (300%) of Employee’s then current Base Salary, subject in each case to proration for a partial year. Any Bonus earned by Employee will be based on achievement against a combination of business results and Employee’s own results measured against reasonable performance objectives for Employee’s position. The actual

Bonus paid to Employee, if any, is at the sole discretion of CyrusOne and requires final approval from the compensation committee (the “Compensation Committee”) of the Board if Employee is a named executive officer for purposes of CyrusOne’s annual proxy statement or is otherwise an executive officer whose compensation is determined by the Compensation Committee, or, if Employee is not so subject, then in accordance with the provisions of CyrusOne’s then existing annual incentive plan or any similar plan made available to employees of the CyrusOne Group (the “annual incentive plan”) in which Employee participates, it being agreed that, following the application of CyrusOne Group and individual performance ratings in accordance with the terms of the annual incentive plan, Employee will not be subject to any discretionary reduction in the amount of any Bonus award that is not applied on the same percentage basis to other executive officers of the CyrusOne Group. Any Bonus award to Employee shall further be subject to the terms and conditions of any such applicable annual incentive plan to the extent consistent with this Agreement. Notwithstanding the foregoing, any bonus earned by Employee for calendar year 2020 shall be no less than his annual Bonus target, subject to proration based on the number of days Employee is employed in such year.
(c) Long-Term Incentive Awards.
(i) On the Effective Date, Employee will be granted (i) a restricted stock award (with respect to CyrusOne common stock) with a grant date value of five million dollars ($5,000,000) (the “Sign-On Equity Award”) that will vest ratably on each of the first three anniversaries of the Effective Date, subject to Employee’s continued employment with the CyrusOne Group through such vesting dates and (ii) an aggregate award with a grant date value of four million eight-hundred and seventy-five thousand dollars ($4,875,000) (the “2020 Equity Award”), of which (x) seventy percent (70%) will consist of performance-based restricted stock units (with respect to CyrusOne common stock, and based on the “target” level of performance) and (y) thirty percent (30%) will consist of a restricted stock award (with respect to CyrusOne common stock). The 2020 Equity Award will vest on the same terms as the performance-based or time-based restricted stock units, as applicable, granted to executive officers of CyrusOne in February 2020. During the calendar years 2021 and 2022, provided Employee remains employed through each grant date, Employee will be granted an annual equity grant with a grant date value equal to four million eight-hundred and seventy-five thousand dollars ($4,875,000) that will vest seventy percent (70%) based on Employee’s continued employment with the CyrusOne Group through the applicable vesting date and achievement of performance goals applicable to similar grants made to other executive officers of the CyrusOne Group and thirty percent (30%) based on Employee’s continued employment with the CyrusOne Group through the applicable vesting date; provided that, such annual awards granted in calendar years 2021 and 2022 may be settled in cash or equity. Thereafter, subject to Compensation Committee review and approval, during the Term, provided Employee remains employed through each grant date, Employee will be eligible for an annual equity grant with a grant date value equal to four million eight-hundred and seventy-five thousand dollars ($4,875,000) that will vest seventy percent (70%) based on Employee’s continued employment with the CyrusOne Group through the applicable vesting date and achievement of performance goals applicable to similar grants made to other executive officers of the CyrusOne Group and thirty percent (30%) based on Employee’s continued employment with the CyrusOne Group through the applicable vesting date. All awards granted to Employee will be subject to the terms and conditions of Exhibit B attached hereto and the applicable award agreements and the 2012 Long Term Incentive Plan (as amended from time to time, the “Equity Plan”) or other applicable plan, to the extent consistent with this Agreement and Exhibit B attached hereto.
(ii) Employee is authorized to file an election (an “83(b) Election”) with the Internal Revenue Service pursuant to Section 83(b) of the Code (as defined below) with respect to all or a portion of the Sign-On Equity Award or the restricted stock component of the 2020 Equity Award. In accordance with the terms of the Equity Plan, if Employee makes an 83(b) Election, Employee shall be required to provide written notice to the Committee of the 83(b) Election and satisfy any tax withholding requirements then applicable to the Sign-On Equity Award or the restricted stock component of the 2020 Equity Award because of the 83(b) Election (the “83(b) Withholding”), in each case, within ten (10) days after Employee has filed written notice of the 83(b) Election with the Internal Revenue Service. Employee shall also provide a copy of the notice filed with the Internal Revenue Service to Employer not later than ten (10) days after filing such notice with the Internal Revenue Service and shall be responsible for meeting all other notice and additional requirements for the 83(b) Election that are required by Section 83(b) of the Code. Unless otherwise determined by the CyrusOne Group in its sole discretion, Employee shall satisfy the 83(b) Withholding by providing a cash payment to the CyrusOne Group equal to the amount of the 83(b) Withholding. Employee acknowledges that (A) he is solely liable for any taxes incurred in connection with an 83(b) Election, (B) Employer has made no recommendation to Employee with respect to the advisability of making the 83(b) Election and (C) it is his sole responsibility to seek advice regarding Section 83(b) of the Code and to determine the effect of making or failing to make the 83(b) Election.
(d) Compensation Review. On at least an annual basis during the Term, the Base Salary and Bonus target shall be reviewed and subject to increase (but not decrease) at the discretion of the Board.
5. Business Expenses. All reasonable and necessary expenses incurred by Employee in the course of the performance of Employee’s duties to the CyrusOne Group shall be reimbursable in accordance with Employer’s then current travel and expense policies.
6. Non-Disclosure and Non-Competition Agreement. As a condition of Employee’s employment with Employer, and in consideration of Employee’s employment with Employer and the compensation and benefits provided under this Agreement, and in exchange for the CyrusOne Group providing Employee confidential information, Employee shall execute, prior to the Effective Date, and comply with the Non-Disclosure and Non-Competition Agreement attached hereto as Exhibit A (the “Non-Competition Agreement”).
7. Benefits.
(a) While Employee remains in the employ of Employer, Employee shall be eligible to participate in all of the various employee benefit plans and programs which are made available to similarly situated officers of CyrusOne, in accordance with the eligibility provisions and other terms and conditions of such plans and programs.

(b) Notwithstanding anything contained herein to the contrary, the Base Salary and any Bonuses otherwise payable to Employee shall be reduced by any benefits paid to Employee under any disability plans made available to Employee by the CyrusOne Group (the “Disability Plans”) in accordance with the terms of such Disability Plans.
(c) During the Term, Employee shall be entitled to the maximum amount of paid vacation time per calendar year in accordance with Employer’s policies, as in effect on the date hereof; provided that, other than as required by applicable law or applicable policies of the CyrusOne Group, unused vacation days shall not rollover and Employee shall not be entitled to any compensation in respect of accrued but unused vacation days upon any termination of the Term.
(d) Employer shall pay, or reimburse Employee for, reasonable expenses to relocate to Dallas, Texas, including, but not limited to, amounts incurred by Employee in securing a local residence (such as travel and hotel accommodations) and the transportation of any vehicles to Employee’s primary work location; provided that (i) reimbursable expenses shall not exceed $50,000, (ii) if Employee resigns, other than as a result of Good Reason, prior to the end of the Initial Term, the amount of any expenses reimbursed must be repaid to the CyrusOne Group within thirty (30) days of such resignation and (iii) such expenses must be incurred on or prior to the first anniversary of the Effective Date and be in accordance with the applicable plans and policies of the CyrusOne Group; provided further that, such expenses shall not be reimbursable prior to January 1, 2021.
(e) Subject to Employee providing reasonable documentation, Employer shall pay, or reimburse, Employee’s reasonable legal fees up to $10,000 incurred in connection with the negotiation and drafting of this Agreement, which will be paid within thirty (30) days following the Effective Date, provided that Employee is still employed at the time of such payment.
8. Remedies.
(a) Except for claims by the CyrusOne Group arising under or relating to the Non-Competition Agreement, the parties hereto agree to submit to final and binding arbitration any dispute, claim or controversy, relating to Employee’s employment with or termination from the CyrusOne Group, whether for breach of this Agreement or violation of any of Employee’s statutory or common law rights (herein, a “claim”). The parties further agree that the arbitrability of any dispute between them, including whether or to what extent the provisions of this Section 8 are unconscionable or otherwise unenforceable, is a decision that will be submitted exclusively to the arbitrator, and will not be decided by any Federal or state court.
(b) This agreement to arbitrate and any resulting arbitration award are enforceable under and subject to the Federal Arbitration Act, 9 U.S.C. § 1 et seq. (the “FAA”). If the FAA is held not to apply for any reason, then the laws of the State of Texas concerning the enforceability of arbitration agreements and awards (without regard to its conflicts of laws principles) shall govern this agreement to arbitrate and the arbitration award.

(c) All of a party’s claims must be presented at a single arbitration hearing. Any claim not raised at the arbitration hearing is waived and released. The arbitration hearing shall take place in Dallas, Texas.
(d) The arbitration process shall be governed by the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association (“AAA”) except to the extent they are modified by this Agreement. In the event that any provisions of this Section 8 are determined by AAA to be unenforceable or impermissibly contrary to AAA rules, then this Section 8 shall be modified as necessary to comply with AAA requirements.
(e) Employee has had an opportunity to review the AAA rules and the requirements that Employee must pay a filing fee, which Employer has agreed to split on an equal basis.
(f) The arbitrator shall be selected from a panel of arbitrators chosen by AAA, all of whom shall be currently licensed to practice law in Texas. After the filing of a Request for Arbitration, AAA shall send simultaneously to Employer and Employee an identical list of names of five persons chosen from the panel. Each party shall have ten (10) days from the transmittal date in which to strike up to two (2) names, number the remaining names in order of preference, and return the list to AAA.
(g) Any pre-hearing disputes shall be presented to the arbitrator for expeditious, final, and binding resolution.
(h) The award of the arbitrator shall be in writing and shall set forth each issue considered and the arbitrator’s finding of fact and conclusions of law as to each such issue.
(i) The remedy and relief that may be granted by the arbitrator to Employee are limited to lost wages, benefits, cease and desist and affirmative relief, compensatory, liquidated, and punitive damages and reasonable attorney’s fees, and shall not include reinstatement or promotion. If the arbitrator would have awarded reinstatement or promotion, but for the prohibition in this Agreement, the arbitrator may award reasonable front pay. The arbitrator may assess to either party, or split, the arbitrator’s fee and expenses and the cost of the transcript, if any, in accordance with the arbitrator’s determination of the merits of each party’s position, but each party shall bear any cost for its witnesses and proof. Notwithstanding the foregoing, (i) if Employee prevails on any material claim in a dispute, Employer shall pay the reasonable fees, expenses and costs incurred by Employee (including reasonable attorney’s fees), in connection with such claim and (ii) if Employee brings a frivolous claim or a claim made in bad faith, Employee shall pay the reasonable fees, expenses and costs incurred by Employer (including reasonable attorney’s fees), in connection with such claim.
(j) Nothing herein shall prevent either party from taking the deposition of any witness where the sole purpose for taking the deposition is to use the deposition in lieu of the witness testifying at the hearing and the witness is, in good faith, unavailable to testify in person at the hearing due to poor health, residency, and employment more than fifty (50) miles from the hearing site, conflicting travel plans or other comparable reason.

(k) Employer and Employee consent that judgment upon the arbitration award may be entered in any Federal or state court that has jurisdiction.
(l) Except for claims excluded from arbitration under Section 8(a), neither party shall commence or pursue any litigation on any claim that is or was subject to arbitration under this Agreement.
(m) All aspects of any arbitration procedure under this Agreement, including the hearing and the record of the proceedings, are confidential and shall not be open to the public, except to the extent the parties agree otherwise in writing, or as may be appropriate in any subsequent proceedings between the parties, or as may otherwise be appropriate in response to a governmental agency or legal process or as may be required to be disclosed by the CyrusOne Group pursuant to applicable law, rule, or regulation to which the CyrusOne Group is subject, including requirements of the Securities and Exchange Commission (the “SEC”) and any stock exchanges on which CyrusOne’s securities are listed.
9. Termination.
(a) Termination for Terminating Disability.
(i) Employer or Employee may terminate the Term upon Employee’s failure or inability to perform the services required hereunder, because of any physical or mental infirmity for which Employee receives disability benefits under any Disability Plans, over a period of one hundred twenty (120) consecutive working days during any twelve (12) consecutive month period, or if longer, a period equal to the elimination period under any Disability Plan applicable to Employee (a “Terminating Disability”).
(ii) If Employer or Employee elects to terminate the Term in the event of a Terminating Disability, such termination shall be effective immediately upon the giving of written notice by the terminating party to the other party.
(iii) Upon termination of the Term on account of a Terminating Disability, Employer shall pay Employee the Accrued Obligations (all subject to offset for any amounts received pursuant to the Disability Plans, in accordance with the terms of such Disability Plans). Upon termination of the Term on account of a Terminating Disability, any outstanding equity awards shall be treated in accordance with the applicable provisions of the applicable incentive plan or related award agreements (or, if such provisions are materially less favorable than the applicable provisions of the 2020 Equity Award, the applicable terms of the 2020 Equity Award) and any non-equity incentive awards, including the Bonus, shall be treated in accordance with Section 9(d)(iv) hereof.
(iv) If the parties elect not to terminate the Term upon an event of a Terminating Disability and Employee returns to active employment with Employer prior to such a termination, or if such disability exists for less than the period of time necessary to constitute a Terminating Disability, the provisions of this Agreement shall remain in full force and effect.

(b) Termination on Account of Death of Employee. The Term terminates immediately and automatically on the death of Employee; provided, however, that Employer shall pay Employee’s estate the Accrued Obligations. Upon termination of the Term and Employee’s employment on account of the death of Employee, any outstanding equity awards shall be treated in accordance with the applicable provisions of the applicable incentive plan or related award agreements (or, if such provisions are materially less favorable than the applicable provisions of the 2020 Equity Award, the applicable terms of the 2020 Equity Award) and any non-equity incentive awards, including the Bonus, shall be treated in accordance with Section 9(d)(iv) hereof.
(c) Termination by Employer for Cause. Employer may terminate the Term immediately, upon written notice to Employee, for Cause. For purposes of this Agreement, Employer shall have “Cause” to terminate the Term only if the Board determines in good faith after a reasonable investigation that there has been fraud, misappropriation, embezzlement or misconduct constituting serious criminal activity on the part of Employee. Upon termination for Cause, Employer shall pay Employee only the Accrued Obligations.
(d) Termination by Employer Other than for Cause, Death, or Disability or by Employee for Good Reason. Employer may terminate the Term immediately upon written notice to Employee for any reason and Employee may terminate the Term upon written notice to Employer for any reason as provided in Section 9(f). In the event Employer terminates the Term for any reason other than those set forth in Sections 9(a), (b), (c), (e) and (f) or in the event Employee terminates the Term, upon written notice to Employer, as a result of Good Reason (as herein defined), in any case other than within one (1) year after a Change in Control (as provided in Section 9(e)):
(i) on the date which is sixty (60) days after Employee’s termination of employment with Employer, subject to Employer’s receipt of Employee’s executed and irrevocable release as provided in Section 9(g), Employer shall pay Employee in a lump sum cash payment an amount equal to two (2) times the sum of (A) a full year of Employee’s annual Base Salary at the rate in effect at the time of such termination, and (B) Employee’s annual Bonus target in effect at the time of such termination (in both cases without regard to any decrease in Base Salary or Bonus target that constituted Good Reason);
(ii) (a) for purposes of the Sign-On Equity Award, any outstanding equity incentive awards shall vest (to the extent not already so vested) as of immediately before the termination of the Term; (b) for purposes of any outstanding stock options or other outstanding long-term incentive awards (other than restricted stock or restricted stock units) issued by the CyrusOne Group to Employee with vesting based only on continued service for a period of time, the Prorata Shares (as defined below) shall become vested and exercisable (to the extent not already so vested) as of immediately before the termination of the Term (and Employee shall be afforded the opportunity to exercise them until the earlier of (1) the expiration date of the award and (2) the end of the Severance Period (as defined below)); (c) any restricted stock or restricted stock units issued by the CyrusOne Group to Employee (other than the Sign-On Equity Award) with vesting based only on continued service for a period of time shall vest with respect to the

Prorata Shares (to the extent not already so vested) as of immediately before the termination of the Term; and (d) any outstanding equity incentive awards pursuant to which earning any portion of the award or vesting in the award depends on performance shall be treated in accordance with the applicable provisions of the applicable incentive plan or related award agreements; where, “Prorata Shares” means the number of shares (rounded up to the nearest whole share) that bears the same ratio (but no more than one) to the total number of shares granted in the award as the number of days from the date of grant through the last day of the Severance Period bears to the total number of days in the full vesting period of the award (for example, an award that vests based on service over three (3) years has 1,096 total number of days in the full vesting period);
(iii) Employer will (a) pay or reimburse Employee’s premium payments for continued health, dental and vision coverage under Employer’s group health plan under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) that exceed the active employee rate, if Employee timely elects and remains eligible for COBRA coverage, until the earlier of the end of the Severance Period and the date that Employee becomes eligible for other group health plan coverage, and (b) pay Employee as additional severance as set forth in Section 9(d)(i) a single lump sum determined by Employer as adequate to convert and continue Employer’s group life coverage as an individual policy for the Severance Period. Employer will include the COBRA payments and life insurance payment in Employee’s taxable income; and
(iv) Employer shall pay Employee an amount equal to the Bonus that Employee otherwise would have earned for the calendar year that includes the date of termination had no such termination of employment occurred, based on actual achievement of the applicable performance goals for such year and prorated for the number of days Employee was employed by Employer during the year of termination, payable as and when annual incentives are paid to the senior executives of the CyrusOne Group.
(e) Terminations in Connection with a Change in Control. The Term shall terminate automatically in the event and at the time that there is both a Change in Control and either (A) Employee elects to terminate his employment with Employer for Good Reason within one (1) year after the Change in Control or (B) Employee’s employment with Employer is actually terminated by Employer within one (1) year after the Change in Control for any reason other than those set forth in Sections 9(a), (b), (c) and (f).
(i) In the event of a termination of the Term under this Section 9(e):
(A) on the date which is sixty (60) days after Employee’s termination of employment with Employer, subject to Employer’s receipt of Employee’s executed and irrevocable release as provided in Section 9(g), Employer shall pay Employee in a lump sum cash payment an amount equal to three (3) times the sum of (i) a full year of Employee’s annual Base Salary at the rate in effect at the time of the termination of the Term and (ii) Employee’s annual Bonus target in effect at the time of such termination (in both cases without regard to any decrease in Base Salary or Bonus target that constituted Good Reason);

(B) (a) all outstanding stock options and other outstanding long-term incentive awards (other than restricted stock or restricted stock units) issued by the CyrusOne Group to Employee with vesting based only on continued service for a period of time shall become vested and exercisable (to the extent not already so vested) as of immediately before the termination of the Term (and Employee shall be afforded the opportunity to exercise them until the earlier of (1) the expiration date of the award and (2) the end of the Severance Period), (b) any restricted stock or restricted stock units issued by the CyrusOne Group to Employee with vesting based only on continued service for a period of time shall become vested as of immediately before the termination of the Term, and (c) any outstanding equity incentive awards pursuant to which earning any portion of the award or vesting in the award depends on performance shall be treated in accordance with the applicable provisions of the applicable incentive plan or related award agreements;
(C) Employer will (a) pay or reimburse Employee’s premium payments for continued health, dental and vision coverage under Employer’s group health plan under COBRA that exceed the active employee rate, if Employee timely elects and remains eligible for COBRA coverage, until the earlier of the end of the Severance Period and the date that Employee becomes eligible for other group health plan coverage, and (b) pay Employee as additional severance as set forth in Section 9(e)(i)(A) a single lump sum determined by Employer as adequate to convert and continue Employer’s group life coverage as an individual policy for the Severance Period. Employer will include the COBRA payments and life insurance payment in Employee’s taxable income; and
(D) Employer shall pay Employee an amount equal to the Bonus that Employee otherwise would have earned for the calendar year that includes the date of termination had no such termination of employment occurred, based on actual achievement of the applicable performance goals for such year and prorated for the number of days Employee was employed by Employer during the year of termination, less any portion of such Bonus previously paid, payable as and when annual incentives are paid to the senior executives of the CyrusOne Group.
(ii) Notwithstanding any other provision in this Agreement, in the event that it is determined (by the reasonable computation of an independent nationally recognized certified public accounting firm that shall be selected by Employer prior to the applicable Change in Control (the “Accountant”)) that the aggregate amount of the payments, distributions, benefits and entitlements of any type payable by Employer or any affiliate to or for the benefit of Employee (including any payment, distribution, benefit or entitlement made by any person or entity effecting a Change in Control), in each case, that could be considered “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) (such payments, the “Parachute Payments”) that, but for this Section 9(e)(ii) would be payable to Employee, exceeds the greatest amount of Parachute Payments that could be paid to Employee without giving rise to any liability for any excise tax imposed by Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest or penalties, collectively referred to as the “Excise Tax”), then the aggregate amount of Parachute Payments payable to Employee shall not exceed the amount which produces the greatest after-tax benefit to Employee after taking into account any Excise Tax to be payable by Employee. For the avoidance of doubt, this provision shall reduce the amount of Parachute Payments otherwise payable to Employee, if doing so would place Employee in a more favorable net after-tax economic position as compared with not reducing the amount of Parachute Payments (taking into account the Excise Tax payable in respect of such Parachute Payments). Parachute Payments will be reduced by first reducing amounts considered to be nonqualified deferred compensation subject to Section 409A of the Code (“Section 409A”); provided that, in no event may the Parachute Payments be reduced in a manner that would subject Employee to additional taxation under Section 409A. Notwithstanding the foregoing, prior to reducing any Parachute Payments, Employer agrees that it will, in good faith, consider taking reasonable actions to mitigate the imposition of the Excise Tax that are requested by Employee, including, but not limited to, reasonably accelerating the timing of any payment, distribution, benefits and entitlements payable to Employee.
(f) Voluntary Resignation by Employee (other than as a result of Good Reason); Termination of the Term.
(i) Employee may resign upon sixty (60) days’ prior written notice to Employer. In the event of a resignation under this Section 9(f), the Term shall terminate and Employee shall be entitled only to the Accrued Obligations.
(ii) Upon any termination of the Term as a result of Employee or Employer providing a Notice of Non-Renewal or the failure of the parties to provide for the extension of the Term beyond the final Extension permitted under this Agreement, in each case, provided Employee remains employed through the end of the Term, Employee shall be entitled to the Accrued Obligations and the treatment of his long-term incentive awards as provided in Exhibit B attached hereto.
(g) Section 9 Payments and Release. Upon termination of the Term as a result of an event of termination described in this Section 9 and except for Employer’s payment of the Accrued Obligations and other amounts described in this Section 9, all further compensation under this Agreement shall terminate. Employee further agrees that as a condition precedent to Employee’s receipt of payments and benefits under this Section 9 (other than the Accrued Obligations), upon the request of Employer and by a reasonable deadline set by Employer (to ensure that payments can be made by the dates specified in this Section 9 following the expiration of the time for revocation of such release as permitted by law), Employee shall execute and not revoke a release of claims against all members of the CyrusOne Group and their respective officers, directors, and employees, which release shall contain customary and appropriate terms and conditions for a release of claims as determined in good faith by Employer, but which terms and conditions shall not require Employee to waive any right to indemnification and continued directors and officers insurance coverage, waive any rights to earned compensation or vested employee benefits or impose any additional restrictive covenants upon Employee’s activities following termination other than those already imposed by this Agreement and the Non-Competition Agreement.

(h) Additional Terms. To the extent provided below, the following provisions apply under this Section 9 and the other provisions of the Agreement.
(i) “Accrued Obligations” shall mean (A) any Base Salary accrued through the date of termination, (B) any Bonus earned but not yet paid for the year preceding the year in which the termination occurs, subject to certification by the Compensation Committee of any performance goals applicable to such bonus, (C) reimbursement for any business expenses properly incurred prior to the date of termination and (D) any nonforfeitable amounts or benefits, including continuation and conversion rights, provided under any employee plan, not including any severance, separation pay or supplemental unemployment benefit plan, in accordance with the terms of such plan (collectively the “Accrued Obligations”).
(ii) Notwithstanding any other provision of this Agreement, for purposes of Sections 9(d) and 9(e), “Severance Period” means the one (1) year period beginning at the time of the termination of the Term.
(iii) “Change in Control” has the meaning set forth in The CyrusOne 2012 Long Term Incentive Plan.
(iv) “Good Reason” shall be deemed to have occurred if, without Employee’s consent, (A) there is a material adverse change in Employee’s reporting responsibilities set forth in Section 3(a) or there is otherwise a material reduction by the CyrusOne Group in Employee’s authority, reporting relationship or responsibilities (including Employee ceasing to be Chief Executive Officer of a publicly traded company), (B) there is a reduction by the CyrusOne Group in Employee’s Base Salary or Bonus target or (C) Employee’s principal place of employment is changed to a location more than fifty (50) miles outside the Dallas, Texas metro area. Notwithstanding the foregoing, no such event shall constitute Good Reason unless Employee notifies Employer of the occurrence of such event within ninety (90) days after Employee first has actual knowledge of such occurrence, Employer fails to cure such event to Employee’s reasonable satisfaction within thirty (30) days after receipt of such notice, and Employee resigns within thirty (30) days after the end of such cure period.
(v) When an amount (referred to in this Section 9(h)(v) as the “principal sum”) that is payable under Section 9(d)(i) or 9(e)(i)(A) on the date which is sixty (60) days after Employee’s termination of employment with Employer is paid, such payment shall also include an amount that is equal to the amount of interest that would have been earned by such principal sum for the period from the date of Employee’s termination of employment with Employer to the date which is sixty (60) days after Employee’s termination of employment had such principal sum earned interest for such period at an annual rate of interest of three and one-half percent (3.5%).
(vi) To the extent that any of the benefits applicable to medical, dental, and vision coverage provided to Employee under Section 9(d)(iii) or 9(e)(i)(C) (referred to in this Section 9(h) as “healthcare plan benefits”) are subject to Federal income taxation and are not exempt from Section 409A of the Code, the following conditions shall apply:

(A) the amount of healthcare plan benefits provided or paid during any tax year of Employee under Section 9(d)(iii) or 9(e)(i)(C) shall not affect the amount of healthcare plan benefits that are provided or eligible for payment in any other tax years of Employee (disregarding any limit on the amount of medical expenses, as defined in Section 213(d) of the Code, that may be paid or reimbursed over some or all of the period in which such coverage is in effect because of a lifetime, annual or similar limit on any covered person’s expenses that can be paid or reimbursed under Employer’s health care plans under which the terms of such coverage is determined);
(B) the payment or reimbursement of an expense for healthcare plan benefits that is eligible for payment or reimbursement shall not be made prior to the date immediately following the date which is sixty (60) days after Employee’s termination of employment with Employer and shall in any event be made no later than the last day of the tax year of Employee next following the tax year of Employee in which the expense is incurred; and
(C) Employee’s right to healthcare plan benefits shall not be subject to liquidation or exchange for any other benefit.
(vii) Employee shall not be required to seek or accept other employment, or otherwise to mitigate damages, as a condition to the receipt of any payments or benefits under this Section 9, and the payments and benefits under this Section 9 shall not be offset by any compensation or other amounts received from any other source.
(viii) This Agreement and the amounts payable and other benefits hereunder are intended to comply with, or otherwise be exempt from, Section 409A. This Agreement shall be administered, interpreted and construed in a manner consistent with Section 409A. If any provision of this Agreement is found not to comply with, or otherwise not to be exempt from, the provisions of Section 409A, it shall be modified and given effect, in the sole discretion of the Board or Compensation Committee and without requiring Employee’s consent, in such manner as the Board or Compensation Committee determines to be necessary or appropriate to comply with, or to effectuate an exemption from, Section 409A. Each payment under this Agreement shall be treated as a separate identified payment for purposes of Section 409A. The preceding provisions shall not be construed as a guarantee by Employer of any particular tax effect to Employee of the payments and other benefits under this Agreement.
(A) With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, Employee, as specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (1) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code; (2) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(B) If a payment obligation under this Agreement arises on account of Employee’s termination of employment and if such payment is “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1)) subject to Section 409A, the payment shall be paid only in connection with Employee’s “separation from service” (as defined in Treas. Reg. Section 1.409A-1(h)). If a payment obligation under this Agreement arises on account of Employee’s “separation from service” (as defined under Treas. Reg. Section 1.409A-1(h)) while Employee is a “specified employee” (as defined under Treas. Reg. Section 1.409A-1(h) and using the identification methodology selected by Employer from time to time), any payment of “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)) that is scheduled to be paid within six months after such separation from service shall accrue without interest and shall be paid on the first day of the seventh month beginning after the date of Employee’s separation from service or, if earlier, within fifteen (15) days following Employee’s death.
10. Withholdings. All amounts payable under this Agreement will be subject to withholdings as required by law.
11. Assignment. As this is an agreement for personal services involving a relation of confidence and a trust between Employer and Employee, all rights and duties of Employee arising under this Agreement, and the Agreement itself, are non-assignable by Employee. Employee acknowledges that Employer may elect to assign this Agreement to an affiliate, provided that such assignment, other than to a successor to Employer’s business that expressly adopts and agrees to be bound by this Agreement, shall not relieve Employer of its obligations under this Agreement, and Employer shall guarantee payment and performance of all such obligations by the assignee.
12. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if delivered personally or by certified mail to Employee at Employee’s place of residence as then recorded on the books of Employer or to Employer at its principal office.
13. Waiver. No waiver or modification of this Agreement or the terms contained herein shall be valid unless in writing and duly executed by the party to be charged therewith. The waiver by any party hereto of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by such party.
14. Governing Law; Venue. This Agreement shall be governed by the laws of the State of Texas and, to the extent applicable, Federal law, and the parties agree to submit to the jurisdiction of the state and Federal courts sitting in Dallas, Texas counties for all disputes not covered by Section 8.
15. Entire Agreement. This Agreement, together with the Non-Competition Agreement and the award agreements with respect to the Sign-On Equity Award and the 2020 Equity Award, contains the entire agreement of the parties with respect to Employee’s employment by Employer, and supersedes any and all prior agreements between or among the parties. There are no other contracts, agreements, or understandings, whether oral or written, existing between them except as contained or referred to in this Agreement.
16. Severability. In case one or more of the provisions of this Agreement is held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or other enforceability shall not affect any other provisions hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provisions have never been contained herein.
17. Successors and Assigns. Subject to the requirements of Section 11 above, this Agreement shall be binding upon Employee, Employer and Employer’s successors and assigns.
18. Protected Rights.
(a) Notwithstanding any other provision of this Agreement, nothing contained in this Agreement limits Employee’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the SEC or any other federal, state or local governmental agency or commission (collectively, “Government Agencies”), or from providing truthful testimony in response to a lawfully issued subpoena or court order. Employee understands that this Agreement does not limit his ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to Employer. In addition, Employee shall not be prohibited from providing any confidential information to the SEC, cooperating with or assisting in an SEC investigation or proceeding or receiving any monetary award as set forth in Section 21F of the Securities Exchange Act of 1934 or otherwise for information provided to the SEC.
(b) The federal Defend Trade Secrets Act of 2016 (the “Act”) provides immunity from liability in certain circumstances to Employer’s employees, contractors, and consultants for limited disclosures of Employer “trade secrets,” as defined by the Act. Specifically, Employer’s employees, contractors, and consultants may disclose trade secrets: (i) in confidence, either directly or indirectly, to a Federal, state, or local government official, or to an attorney, “solely for the purpose of reporting or investigating a suspected violation of law,” or (ii) “in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Additionally, employees, contractors, and consultants who file lawsuits for retaliation by an employer for reporting a suspected violation of law may use and disclose related trade secrets in the following manner: (A) the individual may disclose the trade secret to his/her attorney, and (B) the individual may use the information in the court proceeding, as long as the individual files any document containing the trade secret under seal and does not otherwise disclose the trade secret “except pursuant to court order.”
19. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Signatures delivered by facsimile or electronic means (including by “pdf”) shall be deemed effective for all purposes.

20. Nondisparagement. At all times during the Term and thereafter, regardless of the reason for termination, Employee will not disparage the CyrusOne Group in any way which could adversely affect the goodwill, reputation, and business relationships of the CyrusOne Group with the public generally, or with any of their customers, suppliers, or employees, and Employer and the current members of the Board and the current senior executive officers of CyrusOne (the “Covered Individuals”) shall not make public statements in their respective official capacities that disparage Employee in any way which could adversely affect the reputation and business relationships of Employee with the public generally, or with any of his future employers. This Section 20 and any other non-disparagement covenant entered into by Employee and any member of the CyrusOne Group will not be violated by (i) truthful statements made in response to disparaging statements made by the other party about, as applicable, Employee, the CyrusOne Group or the applicable Covered Individual; (ii) truthful statements required to be made by law or legal process; (iii) truthful statements made in any dispute involving Employee and any member of the CyrusOne Group or the applicable Covered Individual, where such statements are relevant to such dispute; or (iv) non-public statements made in the ordinary course of performing services to the CyrusOne Group that Employee or the applicable Covered Individual, as applicable, reasonably believes to be in the best interests of the CyrusOne Group.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

CYRUSONE MANAGEMENT SERVICES LLC,

by

/s/ Robert M. Jackson
Name: Robert M. Jackson
Title: Executive Vice President, General Counsel and Secretary

Date: June 26, 2020

EMPLOYEE,

/s/ Bruce W. Duncan
Name: Bruce W. Duncan

Date: June 26, 2020

EXHIBIT A
NON-DISCLOSURE AND NON-COMPETITION AGREEMENT
CyrusOne Management Services and its parents, subsidiaries, and affiliates (collectively, the “Company”) require certain employees to sign non-disclosure and non-competition agreements (“Agreement”) as part of the Company’s efforts to protect its confidential information and goodwill, and to maintain its competitive position. In consideration of employment, promotion, the provision of confidential information and goodwill and/or other valuable consideration, the employee (“Employee”) entering into this Agreement agrees as follows:

1.The Company provides colocation and associated services to businesses.
2.In conducting its business, the Company develops and utilizes, among other things, technology, data, research and development, concepts, goodwill, customer relationships, training, and trade secrets. The success of the Company and each of its employees is directly predicated on the protection of the Company’s goodwill and its confidential, proprietary, and/or trade secret information. Employee acknowledges that in the course of employment with the Company, Employee will be entrusted with, have access to and obtain goodwill belonging to the Company and intimate, detailed, and comprehensive knowledge of confidential, proprietary, and/or trade secret information (“Information”) that Employee did not have or have access to prior to signing this Agreement, including some or all of the following: (1) information concerning the Company’s products and services; (2) information concerning the Company’s customers, suppliers and employees; (3) information concerning the Company’s advertising and marketing plans; (4) information concerning the Company’s strategies, plans, goals, projections, and objectives; (5) information concerning the Company’s research and development activities and initiatives; (6) information concerning the strengths and weaknesses of the Company’s products or services; (7) information concerning the costs, profit margins, and pricing associated with the Company’s products or services; (8) information concerning the Company’s sales strategies, including the manner in which it seeks to position its products and services in the market; (9) financial information concerning the Company’s business, including budgets and margin information; and (10) other information considered confidential by the Company. Employee may also be entrusted with and have access to Third Party Information. The term “Third Party Information” means confidential or trade secret information that the Company may receive from third parties or information which is subject to a duty on the Company’s part to maintain the confidentiality of such Third Party Information and to use it only for limited purposes. The terms “Information” and “Third Party Information” do not include information that becomes generally available to the public other than as a result of unauthorized disclosure by Employee.
3.Employee agrees that the Information and goodwill are highly valuable, provide a competitive advantage to the Company and allow Employee a unique competitive opportunity and advantage in developing business relationships with the Company’s current or prospective customers in the industry. Employee further agrees that, given the markets in which the Company competes, confidentiality of the Information is necessary without regard to any geographic limitation.

4.Both during and after Employee’s employment with the Company, Employee agrees to retain the Information and Third Party Information in absolute confidence and not to use the Information or Third Party Information, or permit access to or disclose the Information or Third Party Information to any person or organization without the Company’s express written consent, except as required for Employee to perform Employee’s job with the Company or as otherwise provided in Section 21 below. Employee’s obligations set forth in the preceding sentence are in addition to any other obligations Employee has to protect the Information and Third Party Information, including obligations arising under the Company’s policies, ethical rules, and applicable law. Employee further agrees not to use the goodwill for the benefit of any person or entity other than the Company. Employee hereby agrees that upon cessation of Employee’s employment, for whatever reason and whether voluntary or involuntary, or upon the request of the Company at any time, Employee will immediately surrender to the Company all of the property and other things of value in Employee’s possession or in the possession of any person or entity under Employee’s control that are the property of the Company, including without any limitation all personal notes, drawings, manuals, documents, photographs, or the like, including all electronically stored information, as well as any copies and derivatives thereof, relating directly or indirectly to any Information or New Developments (as defined below), or relating directly or indirectly to the business of the Company, or, with the Company’s written consent, shall destroy such copies of such materials, including any copies stored in electronic format.
5.Employee recognizes the need of the Company to prevent unfair competition and to protect the Company’s legitimate business interests. Therefore, ancillary to the otherwise enforceable agreements set forth in this Agreement, and to avoid the actual or threatened misappropriation of the Information or goodwill, Employee agrees to the restrictive covenants set forth in this Agreement. Accordingly, Employee agrees that, during Employee’s employment and for a period of one year following Employee’s separation from employment for any reason, Employee will not for any reason, accept employment or engage in any business activity (whether as a principal, partner, joint venturer, agent, employee, salesperson, consultant, independent contractor, director or officer) with a “Competitor” of the Company where such employment or activity would involve Employee:
(i) providing, selling or attempting to sell, or assisting in the sale or attempted sale of, any services or products competitive with or similar to those services or products with which Employee had any involvement, and/or regarding which Employee had access to any Information, during Employee’s employment with the Company (including any products or services being researched or developed by the Company during Employee’s employment with the Company); or
(ii) providing or performing services that are similar to any services that Employee provided to or performed for the Company during Employee’s employment with the Company.
For purposes of this provision, a “Competitor” is any business or entity that, at any time during the one-year period following Employee’s separation from employment,

provides or seeks to provide, any products or services similar or related to any products sold or any services provided by the Company. “Competitor” includes, without limitation, any company or business that provides data colocation and related services to businesses or entities.
The restrictions set forth in this Section 5 will be limited to the geographic areas (i) where Employee performed services for the Company, (ii) where Employee solicited or served the Company’s customers or clients, or (iii) otherwise impacted or influenced by Employee’s provision of services to the Company. Notwithstanding the foregoing, Employee may invest in securities of any entity, solely for investment purposes and without participating in the business thereof, if (A) such securities are listed or traded on any national securities exchange or the over-the-counter (OTC) market or equivalent non-U.S. securities exchange, (B) Employee is not a controlling person of, or a member of a group which controls, such entity and (C) Employee does not, directly or indirectly, own one percent (1%) or more of any class of securities of such entity.
6.During Employee’s employment and for a period of one year following Employee’s separation from employment for any reason, Employee will not, directly or indirectly, through any person or entity, communicate with (i) any of the Company’s customers known to Employee during Employee’s employment with the Company and from which the Company generated revenue during the one-year period preceding Employee’s separation from employment; (ii) any prospective customers known to Employee during the one-year period prior to Employee’s separation from employment; or (iii) any of the Company’s suppliers known to Employee during the one-year period prior to Employee’s separation from employment, in each case, for the purpose or intention of (x) attempting to sell any products or services competitive with or similar to those products or services provided by the Company or (y) attempting to divert business of any such customer, prospective customer or supplier from the Company to a Competitor.
7.During Employee’s employment and for a period of one year following Employee’s separation from employment for any reason, Employee shall not, either directly or indirectly, solicit business from or interfere with or adversely affect, or attempt to interfere with or adversely affect, the Company’s relationships with any person, firm, association, corporation or other entity which was known by Employee during his employment with the Company to be, or is included on any listing to which Employee had access during the course of employment as, a customer, client, supplier, consultant or employee of the Company and Employee shall not divert or change, or attempt to divert or change, any such relationship to the detriment of the Company or to the benefit of any other person, firm, association, corporation or other entity.
8.During Employee’s employment and for a period of one year following Employee’s separation from employment for any reason, Employee shall not, without the prior written consent of the Company, accept employment, as an employee, consultant or otherwise, with any person or entity which was a customer or supplier of the Company at any time during the one-year period preceding Employee’s separation from employment with the Company.

9.In the event Employee is uncertain as to the application of this Agreement to any contemplated employment opportunity or business activity, Employee agrees to inquire in writing of the Company’s Department of Human Resources, specifying the contemplated opportunity or activity. The Company will attempt to respond within ten (10) business days following receipt of said writing. In no event will the Company’s failure to respond within ten (10) business days constitute a waiver of any of the provisions of this Agreement.
10.All ideas, inventions, discoveries, concepts, trademarks, or other developments or improvements, whether patentable or not, conceived by Employee, alone or with others, at any time during the term of Employee’s employment, whether or not during working hours or on the Company’s premises, which are within the scope of or related to the business operations of the Company (“New Developments”), shall be and remain the exclusive property of the Company. To the extent permitted by law, all New Developments consisting of copyrightable subject matter shall be deemed “work made for hire” as defined in 17 U.S.C. § 101. To the extent that the foregoing does not apply, Employee hereby assigns to the Company, for no additional consideration, Employee’s entire right, title and interest in and to all New Developments. Employee shall do all things reasonably necessary to ensure ownership of such New Developments by the Company, including the execution of documents assigning and transferring to the Company, all of Employee’s rights, title, and interest in and to such New Developments, and the execution of all documents required to enable the Company to file and obtain patents, trademarks, and copyrights in the United States and foreign countries on any of such New Developments.
11.Subject to Section 21 below and Section 20 of Employee’s Employment Agreement, Employee will not disparage the Company in any way which could adversely affect the goodwill, reputation, and business relationships of the Company with the public generally, or with any of their customers, suppliers, or employees.

12.During Employee’s employment by the Company and for a period of one year following Employee’s separation from employment for any reason, Employee will not, directly or indirectly, induce or seek to induce any other employee or consultant of the Company to terminate his/her employment or consulting relationship with the Company, nor will Employee, directly or indirectly, induce or seek to induce any other employee or consultant of the Company to accept employment with a Competitor, nor will Employee be involved in the hiring of any other employee or consultant of the Company on behalf of any person or entity other than the Company. Without limitation, Employee will not, directly or indirectly, induce or seek to induce any other current or former employee or consultant of the Company to violate any of his/her non-compete and/or non-solicitation and/or non-disclosure and/or non-disparagement agreement(s) with the Company.

13.During Employee’s employment by the Company and for a period of one year following Employee’s separation from employment for any reason, Employee will, before accepting an offer of employment from any person or entity, provide such person or entity a copy of this Agreement. Employee authorizes the Company to provide a copy of this Agreement to any and all future employers of Employee.

14.Employee represents that Employee is not bound by any agreement or other duty to a former employer or any other party that would prevent Employee from fully performing Employee’s duties and responsibilities for the Company or complying with any obligations hereunder. Employee agrees that Employee will not use or disclose any confidential or proprietary information or trade secrets of any former employer or other person or entity in the course of Employee’s employment with the Company, and Employee will not bring onto the premises of the Company any such information unless consented to in writing by such former employer, person or entity.

15.Employee further agrees and consents that this Agreement and the rights, duties, and obligations contained in it may be and are fully transferable and/or assignable by the Company, and shall be binding upon and inure to the benefit of the Company’s successors, transferees, or assigns.

16.Employee further agrees that any breach or threatened breach of this Agreement would result in material damage and immediate and irreparable harm to the Company. Employee further agrees that any breach of the restrictive covenants contained herein would result in the inevitable disclosure of the Information. Employee therefore agrees that the Company, in addition to any other rights and remedies available to it, shall be entitled to injunctive and other equitable relief, without posting bond or other security, in the event of any such breach or threatened breach by Employee. Employee acknowledges that the prohibitions and obligations contained in this Agreement are reasonable and do not prevent Employee’s ability to use Employee’s general abilities and skills to obtain gainful employment. Therefore, Employee agrees that Employee will not sustain monetary damages in the event that Company obtains a temporary, preliminary or permanent injunction to enforce this Agreement.

17.If in any judicial proceeding or arbitration, a court or an arbitrator finds that any of the restrictive covenants in this Agreement exceed the time, geographic or scope limitations permitted by applicable law, Employee and the Company intend that such provision be reformed by such court or arbitrator to the maximum time, geographic or scope limitation, as the case may be, then permitted by such law. Furthermore, it is agreed that any period of restriction or covenant hereinabove stated shall not include any period of violation or period of time required for litigation or arbitration to enforce such restrictions or covenants.

18.Employee agrees that this Agreement shall be governed by the laws of the State of Texas, without giving effect to any conflict of law provisions. Employee further voluntarily consents and agrees that the state or federal courts with jurisdiction over Denton County, Texas: (i) must be utilized solely and exclusively to hear any action arising out of or relating to this Agreement; and (ii) are a proper venue for any such action and Employee consents to the exercise by such court of personal jurisdiction over Employee for any such action. Any provision contained in any employment agreement between Employee and Employer that governs the responsibilities of the parties for any costs or expenses incurred in connection with any dispute shall apply to any disputes under this Agreement.

19.If any of the provisions in this Agreement conflict with similar provisions in any other document or agreement related to Employee’s employment with Company, the provisions of this Agreement will apply; provided, however, if the restrictions set forth in the other document or agreement at issue are broader in scope than those in this Agreement and are enforceable under applicable law, those restrictions in the other document or agreement will apply. The provisions of this Agreement are severable. To the extent that any portion of this Agreement is deemed unenforceable, such portion may, without invalidating the remainder of the Agreement, be modified to the limited extent necessary to cure such unenforceability, such unenforceability shall not affect any other provisions in this Agreement, and this Agreement shall be construed as if such unenforceable provision had never been contained herein.

20.This Agreement does not obligate Company to employ Employee for any period of time and Employee's employment is “at will”.

21.Notwithstanding any other provision of this Agreement, nothing contained in this Agreement limits Employee’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission (“SEC”) or any other federal, state or local governmental agency or commission (collectively, “Government Agencies”), or from providing truthful testimony in response to a lawfully issued subpoena or court order. Employee understands that this Agreement does not limit Employee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. In addition, Employee shall not be prohibited from providing any confidential information to the SEC, cooperating with or assisting in an SEC investigation or proceeding or receiving any monetary award as set forth in Section 21F of the Securities Exchange Act of 1934 or otherwise for information provided to the SEC.

EXHIBIT B
LONG-TERM INCENTIVE AWARDS
•Notwithstanding any provision in the Agreement or any award agreement to the contrary, if, immediately following the expiration of the Term in accordance with Section 9(f)(ii) of the Agreement (the “Transition Date”) Employee remains a member of the Board, then service as a member of the Board shall count towards satisfying any service-based vesting requirements for any long-term incentive awards outstanding as of such date.

•In the event that, following the Transition Date, (i) Employee is removed from, or not nominated for reelection to, the Board, (ii) Employee is not reelected to the Board or (iii) Employee resigns from the Board as a result of the failure of the Board to waive any applicable mandatory retirement policy, in each case, other than as a result of conduct by Employee that constitutes Cause, then all long-term incentive awards that are outstanding and unvested as of the date of Employee’s termination of service as a member of the Board (the “Board Service Termination Date”) shall be treated in accordance with Section 9(d)(ii) of the Agreement as if the Board Service Termination Date was a termination of the Term by Employer other than for Cause, including, for the avoidance of doubt, with respect to any outstanding equity incentive awards pursuant to which earning any portion of the award or vesting in the award depends on performance. Upon any other termination of Employee’s service as a member of the Board, any such unvested long-term incentive awards shall be forfeited.

B-1